Filed pursuant to Rule No. 424(b)(3)

File Number 333-99675

Prospectus Supplement No. 4

(to Prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003,

Prospectus Supplement No. 2 dated April 7, 2003 and Prospectus Supplement No. 3 dated May 8, 2003)

4,076,470 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 4 supplements our prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003, Prospectus Supplement No. 2 dated April 8, 2003 and Prospectus Supplement No. 3 dated May 8, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 4 in conjunction with the prospectus and the prior prospectus supplements listed above.

Amendments to Selling Stockholder Table

1. The information relating to those selling stockholders listed in the table below, and certain footnotes in the first table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Convertible Subordinated Note	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock		Common Stock Underlying Series D Preferred Stock	Common Stock Underlying Common Stock Warrant	Total Common Stock Beneficially Owned Before Offering		Maximum Number of Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering

	(1)	(2)	(3)		(4)	(5)	(6)		(7)

Name	Number	Number	Number		Number	Number	Number		Number	Number	%
Bounty Limited Partnership	—	25,000	30,005	(42)	—	—	346,493	(23)	55,005	294,900	2.0
Canusa Trading Ltd.	—	100,000	234,978	(43)	—	66,000	493,700	(20)	400,978	106,366	*
Carlisle Jones	—	50,000	60,011	(33)	—	—	158,114		110,011	54,925	*
Gayner Family Trust	—	50,000	60,011	(44)	—	—	173,057	(25)	110,011	69,868	*
James C. Zolin and Josephine M. Zolin	—	50,000	80,620	(45)	—	11,880	375,678	(11)	142,500	240,000	1.6
James C. Zolin	—	12,500	15,002	(46)	—	—	265,797	(9)	27,502	240,000	1.6
Josephine M. Zolin	—	12,500	15,002	(47)	—	—	265,797	(10)	27,502	240,000	1.6
James Koerner	—	15,000	18,003	(34)	—	1,980	39,636		34,983	6,700	*
Jerry Koerner	—	15,000	18,003	(35)	—	1,980	37,936		34,983	5,000	*
Mary Paiz	—	15,000	18,003	(36)	—	1,980	32,936		34,983	__	*
Roman Koerner	—	15,000	18,003	(37)	—	1,980	32,936		34,983	__	*
Vernon Koerner	—	15,000	18,003	(38)	—	1,980	32,936		34,983	__	*
Jerry E Polis Family Trust	—	125,000	246,015	(48)	—	55,000	584,201	(13)	426,015	175,241	1.2
Leonard M Teninbaum Keogh Account	—	150,000	277,355	(49)	—	56,100	530,402	(12)	483,455	67,413	*
NGHK Holdings, LLC	—	125,000	188,767	(50)	—	22,000	318,712	(28)	335,767	—	*
Norris Family 1997 Trust (8)	—	125,000	150,602	(51)	—	—	3,821,681	(24)	275,602	3,563,134	23.7
Richard G. and Mary E. Daniels Family Trust	—	25,000	30,005	(52)	—	—	171,594	(29)	55,005	120,000	*
Stifel Nicolaus Custodian for Jonathan A. Berg, IRA	—	25,000	65,744	(41)	—	22,000	321,468	(19)	112,744	143,561	*
Victor Gabourel	—	12,500	15,002	(53)	—	—	60,296	(31)	27,502	34,500	*
Wayne & Barbara Opperman	—	50,000	60,011	(54)	—	—	147,189	(16)	110,011	44,000	*

(1)	This column formerly included shares of common stock issuable upon the conversion of convertible promissory notes. The entire principal balance of the notes of $2,025,000 and accrued interest of $410,046 was converted effective June 13, 2003 into a total of 1,217,516 common shares.

(3)	Represents shares of common stock issued upon the conversion of an aggregate of 180,400 shares of Series D Preferred Stock and the conversion of the convertible promissory notes described in footnote (1).

(6)	Includes the shares of common stock issued on conversion of the promissory notes and issuable on exercise of the warrants (see Notes 1 and 2), and the shares of common stock issued and issuable on conversion of the Series D Preferred Stock and exercise of the warrants (see Notes 3, 4 and 5) computed with interest and dividends through March 16, 2003 and at an assumed conversion price of $3.47 per share which was the conversion price on January 15, 2003.

(7)	Includes shares of common stock that the selling stockholders obtained upon conversion of Series D Preferred Stock and the promissory notes, and that they may have the right to acquire pursuant to the exercise of warrants and the conversion of the remaining shares of Series D Preferred Stock. The actual number of shares obtained on conversion of the Series D Preferred Stock may be less than the number listed depending on the date of conversion and the market price of our stock at the conversion date.

(9)	Includes shares held by and together with Josephine Zolin.

(10)	Includes shares held by and together with James Zolin.

(11)	Includes shares held by James Zolin and Josephine Zolin separately.

(12)	Includes shares held by Leonard M. Teninbaum. Mr. Leonard M. Teninbaum is trustee of Leonard M. Teninbaum Keogh Account, and is believed by the Company to have sole voting and investment power with respect to the securities held.

(13)	Includes shares held by Jerry E. Polis, Charlotte Polis, Davric Corporation, Polis Family LLC, JEP Leasing LLC and individual IRA accounts of Jerry E. and Charlotte Polis. Also includes warrants to purchase 7,500 common shares. Mr. Jerry E. Polis is trustee of Jerry E. Polis Family Trust, and is believed by the Company to have shared voting and investment power with his spouse with respect to the securities held by Jerry E. Polis Family Trust.

(16)	Includes shares held by Wayne Opperman separately.

(19)	Includes shares held by Jonathan Berg, Jackson Strategic, Inc., Berg Capital Corp. and Chelsea Partners as of January 15, 2003. Also includes a warrant to purchase 50,000 common shares held by Jonathan Berg, warrants to purchase 50,000 common shares and options to purchase 30,000 common shares held by Jackson Strategic, Inc. exercisable within 60 days after January 15, 2003. The shares owned after the offering assume the sale of 100,000 warrants as described in the table below.

(20)	Includes warrants exercisable for 12,500 common shares other than those covered by this prospectus. Mr. W.A. Manuel is President of Canusa Trading Ltd., and is believed by us to have sole voting and investment power with respect to the securities held.

(23)	Includes options exercisable within 60 days of January 15, 2003 to purchase 20,900 common shares. Robert Putnam and Melody Putnam are believed by us to have shared voting and investment power with respect to the securities held.

(24)	Includes options exercisable within 60 days of January 15, 2003 to purchase 96,000 common shares. Elwood G. Norris is believed by us to have sole voting and investment power with respect to the securities held.

(25)	Michael Gayner and Christine Gayner are believed by us to have shared voting and investment power with respect to the securities held. Gayner Family Trust purchased these securities in the ordinary course of business or personal affairs, and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(28)	Kwok Hung Ng is believed by us to have sole voting and investment power with respect to the securities held.

(29)	Includes warrants to purchase 30,000 common shares other than those covered by this prospectus. Richard G. Daniels and Mary E. Daniels are believed by us to have shared voting and investment power with respect to the securities held.

(31)	Includes warrants to purchase 5,000 common shares other than those covered by this prospectus.

(33)	We called the convertible subordinated note held by the selling stockholder, with a principal balance of $100,000, for conversion into 60,011 common shares effective June 13, 2003. Carlisle Jones purchased these securities in the ordinary course of business or personal affairs, and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(34)	We called the convertible subordinated note held by James Koerner, with a principal balance of $30,000, for conversion into 18,003 common shares effective June 13, 2003.

(35)	We called the convertible subordinated note held by Jerry Koerner, with a principal balance of $30,000, for conversion into 18,003 common shares effective June 13, 2003.

(36)	We called the convertible subordinated note held by Mary Paiz, with a principal balance of $30,000, for conversion into 18,003 common shares effective June 13, 2003.

(37)	We called the convertible subordinated note held by Roman Koerner, with a principal balance of $30,000, for conversion into 18,003 common shares effective June 13, 2003.

(38)	We called the convertible subordinated note held by Vernon Koerner, with a principal balance of $30,000, for conversion into 18,003 common shares effective June 13, 2003.

(41)	Stifel Nicolaus Custodian for Jonathan A. Berg, IRA voluntarily converted 10,000 shares of Series D Preferred Stock into 35,624 common shares effective April 25, 2003. We called the convertible subordinated note held by the selling stockholder, with a principal balance of $50,000, for conversion into 30,120 common shares effective June 13, 2003. All other share ownership information for the selling stockholder is as of January 15, 2003.

(42)	We called the convertible subordinated note held by Bounty Limited Partnership, with a principal balance of $50,000, for conversion into 30,005 common shares effective June 13, 2003.

(43)	Includes 120,482 common shares issued to Canusa Trading Ltd. upon conversion of a convertible subordinated note with a principal balance of $200,000. We called the note for conversion effective June 13, 2003.

(44)	We called the convertible subordinated note held by Gayner Family Trust, with a principal balance of $100,000, for conversion into 60,011 common shares effective June 13, 2003.

(45)	Includes 60,011 common shares issued to James C. Zolin and Josephine M. Zolin upon conversion of a convertible subordinated note with a principal balance of $100,000. We called the note for conversion effective June 13, 2003.

(46)	We called the convertible subordinated note held by James C. Zolin, with a principal balance of $25,000, for conversion into 15,002 common shares effective June 13, 2003.

(47)	We called the convertible subordinated note held by Josephine M. Zolin, with a principal balance of $25,000, for conversion into 15,002 common shares effective June 13, 2003.

(48)	Includes 150,602 common shares issued to Jerry E Polis Family Trust upon conversion of a convertible subordinated note with a principal balance of $250,000. We called the note for conversion effective June 13, 2003.

(49)	Includes 180,033 common shares issued to Leonard M Teninbaum Keogh Account upon conversion of a convertible subordinated note with a principal balance of $300,000. We called the note for conversion effective June 13, 2003.

(50)	Includes 150,602 common shares issued to NGHK Holdings, LLC upon conversion of a convertible subordinated note with a principal balance of $250,000. We called the note for conversion effective June 13, 2003.

(51)	We called the convertible subordinated note held by Norris Family 1997 Trust, with a principal balance of $250,000, for conversion into 150,602 common shares effective June 13, 2003.

(52)	We called the convertible subordinated note held by Richard G. and Mary E. Daniels Family Trust, with a principal balance of $50,000, for conversion into 30,005 common shares effective June 13, 2003.

(53)	We called the convertible subordinated note held by Victor Gabourel, with a principal balance of $25,000, for conversion into 15,002 common shares effective June 13, 2003.

(54)	We called the convertible subordinated note held by Wayne & Barbara Opperman, with a principal balance of $100,000, for conversion into 60,011 common shares effective June 13, 2003.

2. The information relating to Jonathan Berg and Jackson Strategic, Inc. and certain footnotes in the second table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Beneficially Owned Before Offering	Common Stock Underlying Common Stock Warrant	Maximum Number of Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering
Name	Number	Number	Number	Number	%
Jonathan Berg	321,468(3)	50,000(1)	50,000(1)	143,561(3)	*
Jackson Strategic, Inc.	321,468(4)	50,000(2)	50,000(2)	143,561(4)	*

*	Less than one percent

(1)	These shares were issuable upon the exercise of warrants at an exercise price of $16 per share. The warrants were granted to the selling stockholder on May 13, 1998 and were exercisable until May 12, 2003. The warrants were acquired as compensation for consulting services provided by the selling stockholder to us.

(2)	These shares are issuable upon the exercise of warrants at an exercise price of $10 per share. The warrants were granted to the selling stockholder on January 5, 1999 and are exercisable until January 5, 2004. The warrants were acquired as compensation for consulting services provided by the selling stockholder to us. Jonathan Berg is believed by us to have sole voting and investment power with respect to the securities held.

(3)	Includes shares held by Nicolaus Stifel, Custodian for Jonathan A. Berg IRA, Jackson Strategic, Inc., Berg Capital Corp. and Chelsea Partners as of January 15, 2003, giving effect to the conversion by Stifel Nicolaus Custodian for Jonathan A. Berg, IRA of Series D Preferred Stock effective April 25, 2003 and the conversion of the convertible subordinated note effective June 13, 2003. Shares owned after the offering assume the sale of shares listed in columns (2), (3) and (5) of the first table above.

(4)	Includes shares held by Nicolaus Stifel, Custodian for Jonathan A. Berg IRA, Jonathan Berg, Berg Capital Corp. and Chelsea Partners as of January 15, 2003, giving effect to the conversion by Stifel Nicolaus Custodian for Jonathan A. Berg, IRA of Series D Preferred Stock effective April 25, 2003 and the conversion of the convertible subordinated note effective June 13, 2003. Shares owned after the offering assume the sale of shares listed in columns (2), (3) and (5) of the first table above.

The date of this prospectus supplement is June 13, 2003.